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                                                                EXHIBIT 1


Norske Skog Canada Limited
16th Floor, 250 Howe Street                                        [LOGO]
Vancouver, British Columbia
Canada V6C 3R8

Tel: 604 654 4000
Fax: 604 654 4961

news release                                                Norske Canada

31 July 2003

NORSKE SKOG CANADA LIMITED EXTENDS EXCHANGE OFFER

VANCOUVER, BC - Norske Skog Canada Limited (TSE: NS), today announced that it is extending the expiration date for its offer to exchange (the "Exchange Offer") U.S.$400,000,000 aggregate principal amount of its 8 5/8% Series D Senior Notes Due 2011, which have been registered under the Securities Act of 1933, as amended (the "New Notes"), for U.S.$250,000,000 aggregate principal amount of its 8 5/8% Senior Notes Due 2011 and U.S.$150,000,000 aggregate principal amount of its 8 5/8% Series C Senior Notes Due 2011 (collectively, the "Old Notes") until 5:00 p.m. New York City time on August 15, 2003, unless further extended by Norske Skog Canada Limited prior to such time.

The expiration date for the Exchange Offer was 5:00 p.m., New York City time, on July 31, 2003, at which point, approximately U.S.$246,865,000 of the U.S.$250,000,000 aggregate principal amount of the outstanding 8 5/8% Senior Notes Due 2011 and U.S.$150,000,000 of the U.S.$150,000,000 aggregate principal amount of the outstanding 8 5/8% Series C Senior Notes Due 2011 had been tendered for exchange.

The extension is intended to allow additional time for the holders of the remaining outstanding Old Notes to tender in exchange for the New Notes. As a result of the extension, tenders of the Old Notes, received to date, may continue to be withdrawn at any time on or prior to the new expiration date.

This announcement shall serve to amend and supplement the Prospectus, dated June 18, 2003, relating to the Exchange Offer (the "Exchange Offer Prospectus"), and the related letter of transmittal and other documentation, solely with respect to the extension of the expiration date referred to herein. All other terms of the Exchange Offer Prospectus, the letter of transmittal and other documentation shall remain in full force and effect.

Capitalized terms used herein which are not otherwise defined shall have the meanings given to them in the Exchange Offer Prospectus. Holders of Old Notes can obtain copies of the Exchange Offer Prospectus, and the related letter of transmittal and other documentation from the exchange agent, Wells Fargo Bank Minnesota, National Association, attention: Joseph O'Donnell at (860) 704-6217.

This release shall not constitute an offer or a solicitation of an offer to exchange these securities. The Exchange Offer has and will only be made by the Exchange Offer Prospectus.

INVESTOR CONTACT:
Ralph Leverton
Vice-President, Finance and CFO
604-654-4040